Exhibit 10.20

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of February 15, 2013, is entered into by MethylGene Inc., a company organized under the laws of Quebec, Canada (the “Company”), and Mr. Mark Gergen, residing at 11508 Meadow Grass Lane, San Diego, California, 92128 (the “Employee”).

The Company desires to employ, the Employee, and the Employee desires to be employed by the Company on and subject to the terms and conditions hereafter set forth.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      Duration

1.1                               Term — The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, which employment will be effective beginning February 15, 2013 and will continue in effect until the date the Agreement is terminated in accordance with the terms set out in Article 4 (Such term being the “Employment Period”).

2.                                      Employment

2.1                               Position — During the Employment Period, the Employee shall serve as Executive Vice-President and Chief Operations Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”) or such other person as the CEO may designate from time to time.  In addition, the Employee will report to and interact with the Audit Committee in the manner contemplated in the Audit Committee Charter and by applicable law.

2.2                               Duties — During the Employment Period, the Employee shall, subject to the provisions of this section, devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company’s business and interests and to the discharge of this duties and responsibilities outlined in the attached Appendix “A”.  The foregoing shall not, however, be construed as preventing the employee from investing in publicly traded corporations so long as such investment is and remains passive and does not exceed one (1) percent of the outstanding shares listed.  Further, the Employee may serve on a limited number of boards of directors of companies unrelated to the Company and invest in privately held corporations provided such opportunities: (i) are reviewed with CEO prior to acceptance/implementation; (ii) do not conflict with the Company’s interests; and (iii) do not interfere with Employee’s discharge of his duties and responsibilities under this Agreement and (iv) as it relates to investments in privately held corporations, so long as such investment is and remains passive and does not exceed five (5) percent of the outstanding shares. However, the conditions in subsections (i) through (iii) of this Section 2.2 shall not apply with respect to the Employee’s continued service on the board of directors of the following company: Aperio Technologies.

2.3                               Conduct — The Employee agrees to abide by the Company’s Code of Ethics and other rules, regulations, instructions, personnel practices and policies of the Company and any changes thereto which may be adopted from time to time by the Company.  The Employee agrees to execute any necessary compliance documentation in this regard.  The Employee is also required to conduct his activities in accordance with the highest ethical standards and all applicable federal, provincial, state and local laws, rules and regulations.

3.                                      Compensation and Benefits

3.1                               Salary — The Company shall pay the Employee, in accordance with the Company’s normal payroll practices in effect from time to time, an annual base salary of US$375,000, less applicable withholdings.  Such annual base salary shall be reviewed by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”) on or about the first week of January of each year.

3.2                               Bonus — The Employee shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that he will have the potential to earn a cash bonus, at target, of forty percent (40%) of his annual base salary during such year.  The amount of such cash bonus shall depend upon the achievement of the Employee and/or the Company of management objectives to be reasonably established by the Board and the Chief Executive Officer.  These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to the Employee prior to the commencement of the applicable year.  The bonus objectives for 2013 will be as set out in Appendix “B”.  The Employee acknowledges there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to the Employee provided always that the Employee will be entitled to participate in any incentive plan made available to senior executives of the Company.  Notwithstanding the foregoing, all bonus payments shall be paid to the Employee no later than the later of:  (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus payments are earned or (ii) March 15 following the calendar year in which such bonus payments are earned.

3.3                               Fringe Benefits — The Employee (shall be entitled to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based executive officers and other employees from time to time (such as life insurance, health insurance, dental insurance, annual executive physical examinations, retirement plans and short-term and long-term disability insurance) provided that the Employee meets the relevant standards for acceptance established from time to time by the Company and the Company’s insurers. The Employee will be reimbursed for the cost of any business visitor visas necessary for the performance of his duties while employed by the Company.

3.4                               Vacation — The Employee shall be entitled to four (4) weeks paid vacation per year (January 1- December 31), to be taken at reasonable times. Such vacation time will be subject to the Company’s applicable vacation policy.

3.5                               Reimbursement of Expenses — The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties and responsibilities under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount payable for such travel, entertainment and other expenses shall be consistent with expense reimbursement policies adopted by the Company and in effect at the time of the incurrence of such expenses by the Employee or may be fixed in advance by the Board.

3.6                               Options — The Employee will be entitled to participate in the MethylGene Amended and Restated Stock Option Plan (the “SOP”) in accordance with the terms and conditions of the SOP.  The Employee will initially be granted options to acquire 6,600,000 shares pursuant to the SOP, which will vest as follows:  such options will be granted following the Company’s Annual General Meeting when such number of options will be available for grant under the SOP and once the Company is able to grant such options in accordance with applicable securities laws and stock exchange rules.  Such options will be subject to the terms and conditions of the SOP and an employee option agreement substantially in the form set out in Appendix “C”.

3.7                               Method of Payment — All salary and bonus payments made to the Employee pursuant to this Article 3 shall be made in U.S. dollars.

4.                                      Termination of Employment

4.1                               By the Company for Cause — At the election of the Company, the Company may summarily terminate the employment of the Employee for Cause upon written notice by the Company to the Employee to this effect.  For purposes of this Section 4.1, “Cause” shall mean (i) the Employee’s neglect or failure to conscientiously and diligently carry out his functions after the Employee has received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that the Employee has not substantially performed his functions and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice; (ii) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of Employee’s relationship with the Company; (iii) any material breach by the Employee of his obligations under this Agreement or any code of ethics or business conduct adopted by the Company from time to time; or (iv) the Employee’s commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude.

4.2                               For Disability or on Death — The employment of the Employee will terminate upon written notice by the Company to the Employee thirty (30) days after his Disability or automatically upon the death of the Employee.  As used in this Agreement, the term “Disability” shall mean the Employee shall have been unable to perform the services contemplated under this Agreement for a period of ninety (90) consecutive days due to a physical or mental disability which cannot be reasonably accommodated by the

Company.  A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two (2) together shall select a third (3rd) physician, whose determination as to Disability shall be binding on all parties.

4.3                               By the Company Without Cause or the Employee for Good Reason — At the election of the Company, it may terminate the employment of the Employee without Cause, upon written notice to the Employee.  At the election of the Employee, he may terminate his employment for Good Reason upon not less than sixty (60) days prior written notice after the occurrence of an event giving rise to Good Reason and a failure by the Company to cure or rectify the event constituting Good Reason within thirty (30) days after receiving such notice.  Such termination of employment shall occur within thirty (30) days following the end of the notice and cure period described in the previous sentence.  “Good Reason” shall mean:  (i) without the express written consent of the Employee, any change or series of changes (occurring in any rolling twelve (12) month period) in the duties, responsibilities, authority or status of the Employee such that immediately after such change or series of changes (occurring in any rolling twelve (12) month period) the duties, responsibilities, authority or status of the Employee is materially diminished from that assigned to the Employee immediately prior to such change or series of changes; (ii) without the express written consent of the Employee, a material reduction of the Employee’s salary or bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally); or (iii) any requirement by the Company that the Employee’s principal office be relocated to a location that is more than thirty-five (35) miles from the City of San Diego, California, provided the Employee has not acquiesced or agreed to such relocation.

4.4                               By the Employee other than for Good Reason — The Employee may terminate his employment with the Company other than for Good Reason upon provision of one (1) months’ written notice (the “Employee Notice Period”).  In the event the Employee gives the Company the aforesaid notice and the Company thereafter requests the Employee cease his duties prior to the expiry of the Employee Notice Period, the Company shall pay the Employee an amount equal to the difference between what the Employee would have received under Article 3 had the employment of the Employee continued until the expiry of the Employee Notice Period and the amount actually paid by the Company to the Employee during the Employee Notice Period.

4.5                               Date of Termination — Further purposes of this Agreement, the “date of termination” will be the date specified in the written notice provided pursuant to Section 4.1, 4.2, 4.3 or 4.4 as the case may be.

5.                                     Effect of Termination

5.1                               Termination by the Company for Cause — In the event the Employee’s employment is terminated by the Company for Cause pursuant to Section 4.1, the Company’s only obligation will be to pay to the Employee the compensation and benefits otherwise payable to him under Article 3 through the date of his termination by the Company.

5.2                               Termination for Death or Disability — If the Employee’s employment is terminated by death or because of Disability pursuant to Section 4.2, the Company will pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Article 3 through his date of termination or death as the case may be.

5.3                               Termination by the Company Without Cause or Termination by the Employee for Good Reason — In the event that the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason pursuant to Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Article 3 through the date of termination.  In addition, the Company shall pay to the Employee on the Release Deadline (as defined below) a lump sum to the Employee in an amount equal to the annual base salary in effect at the time of termination of employment that otherwise would be payable to him under Section 3.1 for a twelve (12) month period following his termination of employment, less applicable withholdings, subject to the Employee’s timely execution and non-revocation of a Release (as defined below) and the Employee’s compliance with his obligations under Articles 6 and 7 of this Agreement, and further subject to any delay as may be required under Section 5.6.

Furthermore, in the event that the Employee’s employment is terminated by the Company or the Executive pursuant to Section 4.3, in either case, on or within twelve (12) months after a Change of Control (as defined below), the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Article 3 through the date of termination and, in addition, the Company shall pay to the Employee on the Release Deadline a lump sum in an amount equal to the annual base salary in effect at the time of termination of employment that otherwise would be payable to him under Section 3.1 for an eighteen (18) month period, less applicable withholdings, subject to the Employee’s timely execution and non-revocation of a Release and the Employee’s compliance with his obligations under Articles 6 and 7 of this Agreement, and further subject to any delay as may be required under Section 5.6.  “Change of Control” shall mean:  (a) the acquisition, directly or indirectly, by any person or persons acting in concert (including any then existing shareholders) of fifty percent (50%) or more of the voting rights attached to the shares of the Company; or (b) sale of substantially all of the assets of the Company.

5.4                               Release — The Employee agrees that payment by Company of the amounts set out herein shall be in full and final settlement of any and all manner of actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Company, its affiliates and any of their respective directors, officers, employees, successors and assigns arising out of his employment, the termination of his employment or termination of this Agreement and as consideration for the payments set out in Section 5.3 agrees to execute and not revoke a written release to this effect in favor of the Company (the “Release”) which must become effective within sixty (60) days following the date of the Employee’s termination of employment (the “Release Deadline”).

5.5                               Confidentiality of Settlement — The Employee agrees that any amounts paid pursuant to this Article shall remain confidential as between the Employee and the

Company, and shall not be disclosed by the Employee or the Company, other than as required by law (including any stock exchange rules), to any person, persons, corporation, association or organization whatsoever with the exception of the Employee’s spouse or the Employee’s legal and financial advisors and those in the Company and its legal and financial advisors who need to know and in each such case only in strictest confidence.

5.6                               Section 409A — Notwithstanding anything to the contrary in this Agreement, any severance payments or benefits under this Agreement that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the U.S. Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) will not be paid until the Employee has experienced a “separation from service” within the meaning of Section 409A.  Additionally, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service, then the Deferred Payments that would otherwise be due to the Employee on or within the six (6) month period following the Employee’s separation from service but for this section, will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) moths and one (1) day following the date of the Employee’s termination (such rule, the “Six Month Delay Rule”).  All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

5.7                               Survival — The provisions of Section 3.5 and Articles 5, 6 and 7 shall survive the termination of this Agreement.

6.                                      Employee’s Covenants.

6.1                               Restrictions — During the Employment Period and for a period of one (1) year after the termination of the Employee’s employment for any reason, the Employee will not directly or indirectly solicit or attempt to solicit, any employee or consultant of the Company to terminate their employment or relationship with, or otherwise cease their employment or relationship with the Company.

6.2                               Interpretation — If any restriction set forth in this Article 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3                               Reasonableness — The restriction contained in this Article 6 is necessary for the protection of the business and goodwill of the Company and is considered by the Employee to be reasonable for such purpose and will not unreasonably impair the

Employee’s ability to earn a living post termination of this Agreement.  The Employee acknowledges and agrees that any breach of this Article 6 will result in substantial and irreparable harm to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Employee agrees, therefore, that, in the event of any breach or threatened breach, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief.

6.4                               Conflicting Obligations — The Employee represents and warrants to the Company that:

(a)                                 the Employee’s employment by the Company and the performance by the Employee of his obligations under this Agreement will not breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Except for the agreements listed in Appendix “D” (all of which shall be provided to the Company upon request), the Employee represents that he is not bound by any confidentiality agreements towards third parties.  The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party which are in his possession;

(b)                                 in the performance of his duties for the Corporation, he will not improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party; and

(c)                                  in the performance of his duties for the Corporation, he will not infringe the intellectual property rights of any third party.

6.5                               Indemnity — The Employee acknowledges that the Company has relied upon the representations outlined in Section 6.4 above.  The Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents and/or consultants harmless against any and all claims, liabilities, losses, damages, costs, fees and/or expenses including reasonable legal fees incurred by the Company, its directors, officers, employees, agents and/or consultants by reason of an alleged violation by the Employee of any of the representations contained in Section 6.4 of this Agreement.

7.                                      Confidential and Proprietary Information

7.1                               Confidential Information — As used in this Agreement, the term “Confidential Information” shall mean all information, including, but not limited to, information relating to the Company’s business, activities, affairs, clients, suppliers, technologies and trade secrets, that has been and is provided to the Employee, directly or indirectly, whether disclosed in writing, orally, graphically, visually, in electronic form or otherwise. For greater clarity, but without limiting the generality of the foregoing, “Confidential Information” shall include the existence of and any information regarding the subject matter of this Agreement and of any agreement entered into between the parties. Any Confidential Information disclosed to, or acquired by the Employee and all embodiments thereof, (including any reproduction thereof) shall remain the exclusive property of the Company. Confidential Information shall not include the general skills, general knowledge and experience gained during the Employee’s employment with the Company.

7.2                               Disclosure of Confidential Information — The Employee shall hold in confidence, and shall not disclose, directly or indirectly, to any person, any Confidential Information.  The Employee shall use such Confidential Information only for the purposes for which it was disclosed and shall not otherwise use or exploit such Confidential Information, whether for its own benefit or the benefit of another, without the prior written consent of the Company which consent may be withheld for any reason or for no reason at all.  The Employee shall not contract, incur or suffer to exist any claim, lien, charge or other encumbrance with respect to the Confidential Information without the approval of the Company in writing.

7.3                               Degree of Care — The Employee shall securely control access to the Confidential Information and storage thereof, and shall use no less than the same degree of care to preserve the confidentiality of the Confidential Information as Employee uses in preserving the confidentially of its proprietary or confidential information and materials of like kind, but in no event less than a reasonable standard of care.  Employee will take commercially reasonable steps required to avoid inadvertent disclosure of Confidential Information in Employee’s possession.

7.4                               Work Product — If Employee generates work product containing Confidential Information (including, without limitation, notes, extracts, paraphrased texts and references from which the substance of Confidential Information may be implied or otherwise understood), then such work product shall be governed by this Agreement and shall be treated as Confidential Information hereunder.  The Employee also hereby waives all moral rights with respect to such work products as assigned pursuant to Section 7.6 hereunder.

7.5                               Limitation on Obligations — The obligations of the Employee specified in Section 7.2 and Section 7.4 above shall not apply, and the Employee shall have no further obligations with respect to any Confidential Information to the extent that such Confidential Information:

(a)                                 is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Employee; or

(b)                                 is required to be disclosed by the Employee to comply with applicable laws or governmental regulations; provided that the Employee provides the Company with prompt prior written notice of such required disclosure, so that the Company may seek an appropriate protective order or waive compliance with this Agreement in respect of only that requirement or request.  It is further agreed that if, in the absence of a protective order or the receipt of such a waiver, the Employee, in the written opinion of its legal counsel, is compelled by law or applicable regulatory policy to disclose the Confidential Information or stands liable for contempt or to suffer other censure or penalty if disclosure is not made, it may disclose such

Confidential Information to the extent so compelled without liability under this Agreement.

7.6                               Ownership of Confidential Information — The Employee acknowledges and agrees that the Company is and shall remain the exclusive owner of all Confidential Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein.  No license or conveyance of such rights to the Employee is granted or implied under this Agreement.  Further, any work product or Development (as defined herein) produced hereunder or made, conceived, reduced to practice or utilized during the course of the Employee’s employment with the Company and all trade secret, patent, copyright, and other intellectual property rights world-wide therein, are the property of the Company, to which all right, title and interest in and to the same are hereby assigned, whether or not they are capable of statutory protection and whether or not they are made by the Employee or with or by other persons, and the Employee shall not disclose, distribute, copy, appropriate or otherwise use any such work product Development, (a) other than as necessary for the performance of the Employee’s duties hereunder, and (b) after the termination of this Agreement or Employee’s employment with the Company, in any manner.  The Employee also hereby waives all moral rights into any copyright assigned hereunder.  The Employee shall maintain accurate records of, and promptly and fully disclose and confirm the assignment in writing to the Company (or to a third party designated by the Company), of all such Developments.  Furthermore, the Employee acknowledges that the Confidential Information has been provided for evaluation purposes only and accordingly the Company makes no representations or warranties regarding the adequacy, accuracy or suitability for any purposes of any such Confidential Information, and the Company shall not be liable to Employee for any loss or damage arising from the use of the Confidential Information howsoever caused.

At the Company’s expense, the Employee shall assist the Company and execute such documents and do everything necessary or desirable to obtain or enforce patents, copyrights, industrial designs or other legal protection for such Developments in all countries including any continuation, division, re-issue or renewal thereof.  In the event the Company is unable for any reason, after diligent effort, to secure the Employee’s signature on any document needed in connection wit the above-mentioned actions, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest to act for and on the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by the Employee.  The Employee hereby waives any and all claims, of any nature whatsoever, which the Employee now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

“Developments” means all discoveries, know how, inventions, designs, works of authorship, ideas, intellectual property, information, data, contributions, developments, processes, compositions, techniques or any derivations or improvements thereof (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that: (a) result or derive from the Employee’s employment with the Company or from the Employee’s knowledge or use of Confidential Information; (b) are conceived or made by the Employee (individually or in collaboration with others) in the discharge of his duties hereunder; (c) result from or derive from the use or application of the resources of the Company; or (d) result or derive from the use of any open source software in connection with the business of the Company or otherwise on behalf of the Company.

The Employee agrees to inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by the Employee or in which the Employee has an interest prior to, or separate from, his employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Appendix “F”).  The Employee will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Company invention without the Company’s prior written permission.  Employee has attached hereto as Appendix “F”, a list describing all of the Employee’s prior inventions subject to California Labor Code Section 2870 or, if no such list is attached, Employee represents and warrants that there are no such prior inventions.  Employee understands that the provisions of this Agreement requiring the assignment of inventions and Developments to the Company do not apply to any inventions or Developments that qualify fully under the provisions of California Labor Code Section 2870 (attached hereto as Attachment “G”).

7.7                               Return of Documents — The Employee, upon the written request of the Company, shall (i) promptly return to the Company or destroy (with such destruction to be certified to the Company in writing by the Employee) all Confidential Information received or prepared by the Company and all notes, memoranda, reports, documents and software containing copies, extracts or reproductions thereof in its possession, power or control; (i) use its commercially reasonable efforts to delete all Confidential Information received or prepared by the Company from any computer, word processor, disk or similar electronic device; and (iii) within ten days of receipt of such written request form the Company, certify to the Company in writing his compliance with the foregoing.  The return of such documents shall in no event relieve Employee of its obligations of confidentiality set out in this Agreement with respect to such returned Confidential Information.

7.8                               Continuance — Notwithstanding the earlier termination of this Agreement, the obligations of confidentiality and non-use set forth herein shall continue for five years from the last date of disclosure of Confidential Information hereunder.  However (i) the obligations regarding the assignment of Developments shall survive indefinitely, (ii) any information related to a customer, supplier, agent, licensee, dealer, affiliate or employee of the Company or any of its subsidiaries or affiliates shall remain confidential indefinitely and (ii) any information or materials that constitute a patent, copyright or trade secret within the meaning of applicable law, shall remain confidential for as long as such information and materials remain patented, as a trade secret or subject to copyright.

7.9                               Injunctive Relief — In the event of a breach or threatened breach of this Agreement by Employee, the parties agree that, in addition to any remedy at law the Company may have for damages, the Company shall be entitled to temporary and permanent injunctive relief prohibiting any and all use and disclosure of the Confidential Information and such injunctive relief shall not limit any other remedies which the Company may have as a result of a beach of the covenants contained herein.]

8.                                      Employee Indemnification

8.1                               Indemnification Agreement — Upon the execution and delivery of this Agreement, the Company and the Employee shall sign an indemnification agreement in the form attached hereto as Appendix “E” (the “Indemnification Agreement”).  In addition, the Employee will be covered by the Company’s policy of Directors and Officers insurance.

9.                                      Miscellaneous

9.1                               Notices — All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days after deposit in the mail, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.1.

9.2                               Entire Agreement — This Agreement and the Indemnification Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement and the Indemnification Agreement.

9.3                               Amendments — This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

9.4                               Governing Law — This Agreement shall be construed, interpreted and enforced in accordance with the laws of California.

9.5                               Successors and Assigns — This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided that this Agreement may not be assigned by either party without the written consent of the other party.

9.6                               Waiver — No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.7                               Captions — The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.8                               Severability — In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.9                               Counterparts — This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10                        Professional Fees — The Company will reimburse the Employee for his reasonable attorney fees in connection with review and finalization of this Agreement, provided that the Employee agrees to provide documentation to the Company substantiating all such fees and expenses and the Company agrees to make all reimbursements to the Employee within thirty (30) days after the receipt of the submission of such documentation but in no event later than December 31, 2013.

This Agreement and the exhibits hereto are drawn up in English at the express wish of the parties; Il est de la volonté expresse des parties aux présentés que la presente convetion et tous documents s’y rapportant soient rédigés en aglais.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

METHYLGENE INC.

	By:	/s/ Charles M. Baum

Name:

Title:

/s/ Mark Gergen
Witness	MARK GERGEN

APPENDIX “A”

DUTIES AND RESPONSIBILITIES OF EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

APPENDIX “B”

2013 BONUS OBJECTIVES

APPENDIX “C”

EMPLOYEE OPTION AGREEMENT

1

APPENDIX “D”

LIST OF CONFIDENTIALITY AGREEMENTS TO WHICH THE EMPLOYEE REMAINS BOUND

2

APPENDIX “E”

OFFICER’S INDEMNITY AGREEMENT

3

APPENDIX “F”

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

4

APPENDIX “G”

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

5